Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 26, 2018 (June 15, 2018 as to the retrospective adjustments for the adoption of Accounting Standards Update 2016-18 described in Notes 1 and 21 and the schedule listed in the Index at Item 15(b) and the change in reportable segments described in Notes 1 and 20), relating to the consolidated financial statements and financial statement schedule of Vistra Energy Corp. and its subsidiaries and its Predecessor Company (which report expresses an unqualified opinion and includes explanatory paragraphs regarding adoption of Accounting Standards Update 2016-18 and the emergence from bankruptcy and the non-comparability of Vistra Energy Corp. and its subsidiaries to its Predecessor Company), appearing in the Current Report on Form 8-K of Vistra Energy Corp. dated June 15, 2018 and to the reference to us under the headings “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

July 20, 2018